Exhibit 10.1

Schedule of Director Fees

Effective July 1, 2006, members of the Board of Director’s shall be compensated as follows:

1.	Each non-employee member of the Company’s Board of Directors shall receive an annual grant of 10,000 restricted shares of the Company’s common stock (the “Director Restricted Stock”) under the Company’s Amended 2000 Performance Plan (the “Plan”), provided shares are available under the Plan. The Director Restricted Stock is subject to a one-year vesting period. The first grant will be made on July 1, 2006 and future grants will be made on each anniversary thereof. The Director Restricted Stock replaces the annual cash retainer previously granted to directors and paid quarterly.

2.	In addition to the Director Restricted Stock grants, each non-employee member of the Company’s Board of Directors will receive the following fees per meeting attended:

Meeting Type	Fee Per Meeting
Board Meeting	$1,000
Committee Meeting	$1,000
Committee Meeting, Chairperson	$1,500

3.	Each board member is entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at a board or committee meeting